Exhibit 99.1

FOR IMMEDIATE RELEASE

INFINITY ANNOUNCES THIRD QUARTER 2006 RESULTS AND HIGHLIGHTS

RECENT ACCOMPLISHMENTS

— Highlights Include Strong Financial Position and Emerging Phase I Clinical Data for IPI-504, Infinity’s Lead Hsp90 Drug Candidate —

CAMBRIDGE, Mass. – November 09, 2006 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today announced results for the third quarter of 2006.

Key third quarter highlights include:

•	Evidence of biological activity of IPI-504, Infinity’s lead anticancer agent, in a Phase I clinical trial in patients with gastrointestinal stromal tumors (GIST)

•	Establishment of a worldwide collaboration with MedImmune, Inc. around Infinity’s two lead programs, inhibitors of Heat shock protein 90 (Hsp90) and the Hedgehog cell-signaling pathway

•	Completion of reverse merger with Discovery Partners International, Inc., providing Infinity with approximately $78 million in net cash and a public listing on NASDAQ under the ticker symbol “INFI”

•	Cash balance sufficient to support Infinity’s current operating plan at least through December 31, 2009, in the absence of any new corporate development opportunities or financings

•	Key additions to the leadership team including Gerald Quirk, General Counsel; Steven Kafka, Vice President, Strategic Product Planning and Finance; and John Evans, Manager of Investor Relations and Business Development

“Infinity had a standout third quarter. We are well-positioned to create substantial value for patients and stockholders in the coming years,” said Steven. H. Holtzman, Chief Executive Officer of Infinity.

“The success of our partnership and financing initiatives this year, and the resultant strength of our balance sheet, positions us well to execute on the potential of our product candidates” said Adelene Perkins, Executive Vice President and Chief Business Officer of Infinity. “We are highly encouraged by the evidence of biological activity of IPI-504, our lead anticancer agent targeting Hsp90, and look forward to continuing development of this and other promising agents in our pipeline,” added Julian Adams, President and Chief Scientific Officer of Infinity.

Clinical Development Update

On November 7, 2006, Infinity announced preliminary results of its Phase I clinical trial evaluating IPI-504 in Gleevec®-resistant metastatic gastrointestinal stromal tumors (GIST). IPI-504 has been well-tolerated to date at doses up to 400 mg/m2. In seven of 17 evaluated patients, IPI-504 also demonstrated evidence of biological activity using positron emission tomography imaging, or PET, as a biomarker, including a pattern of response to administration of IPI-504 that suggests the presence of a drug-dependent effect. In addition to the observed PET responses, six of 15 patients received five or more cycles of therapy of

IPI-504. These results support the further exploration of IPI-504 in refractory GIST as well as in other types of cancer that rely on a single oncogenic client protein of Hsp90 for proliferation and survival.

IPI-504 has also been well-tolerated in its ongoing Phase I clinical trial in patients with relapsed, refractory multiple myeloma. The multiple myeloma trial has added significantly to Infinity’s understanding of IPI-504’s safety and tolerability, a key component of any eventual application for approval of IPI-504. To date, Infinity has not observed the necessary biological activity to move forward into a single agent Phase II trial in this indication. Nevertheless, multiple myeloma remains a potential setting for IPI-504, but more likely as combination therapy.

In the near term, Infinity will focus its resources on GIST as well as on additional indications in which it believes IPI-504 will have a higher likelihood of success as single agent therapy, in order to accelerate the path to potential registration. An update on the Phase I trial in multiple myeloma will be provided at the American Society of Hematology (ASH) Annual Meeting in December.

Business Update

In August 2006, Infinity entered into an agreement with MedImmune, Inc. to jointly develop and commercialize novel small molecule cancer drugs targeting Hsp90 and the Hedgehog cell-signaling pathway. Under the terms of the agreement, Infinity receives a total up-front fee of $70 million and is entitled to receive up to $430 million in potential clinical and commercial milestone payments. In September 2006, Infinity received the first $35 million of the $70 million up-front fee and will receive the remaining $35 million in early January 2007. MedImmune and Infinity will share equally all costs of and worldwide profits from the development and commercialization of any future products in the two programs. For each of the programs, Infinity has primary responsibility for discovery, preclinical development and translational clinical development of products through proof-of-concept in humans. MedImmune will have primary responsibility for obtaining worldwide regulatory approval and for commercializing any resultant products. Infinity also shares co-promotion rights with MedImmune in the United States.

On September 12, 2006, Infinity announced the completion of its reverse merger with Discovery Partners International, Inc. The merger provided Infinity with approximately $78 million in net cash as well as a public listing. The combined company now operates as Infinity Pharmaceuticals, Inc., having retained no employees, operations, or programs from Discovery Partners. Infinity began trading on the NASDAQ Global Market under the ticker symbol “INFI” on September 13, 2006.

Third Quarter Financial Information

The Discovery Partners transaction is treated for accounting purposes as a reverse asset acquisition and recapitalization. Therefore, the financial information described below reflects the historical results of the pre-merger Infinity and that of the combined company following the merger. This information does not include the historical financial results of Discovery Partners.

At September 30, 2006, Infinity had total cash, cash equivalents, and available-for-sale securities of approximately $125 million. In addition, Infinity will receive $35 million in early January 2007 representing the second half of MedImmune’s up-front payment to Infinity. Infinity’s current cash position, together with the additional payment from MedImmune, is expected to be sufficient to support Infinity’s current operating plan through at least the end of 2009, in the absence of any additional financings or business development activities.

Infinity’s net loss for the quarter ended September 30, 2006 was $4.7 million, compared to a net loss of $9.5 million for the third quarter of 2005. The improvement in net loss was primarily driven by an increase in strategic alliance revenue.

Total revenue was $6.0 million for the quarter ended September 30, 2006. Infinity’s revenue was derived from its strategic alliances, including license fees received upon the amendment of Infinity’s license agreement with Amgen in July 2006, the amortization of up-front license fees for product-based alliances with MedImmune and Novartis, reimbursable research and development services performed under the Novartis Bcl product discovery and development collaboration, and revenue related to the delivery of proprietary small molecule compounds to Johnson & Johnson under the companies’ technology access alliance agreement. Infinity did not record revenue in the third quarter of 2005.

Research and development expense was $8.3 million for the quarter ended September 30, 2006. Any amounts Infinity is reimbursed by MedImmune by operation of the cost-sharing provisions of the MedImmune agreement are offset against Infinity’s research and development expense. Infinity’s recorded research and development expense of $8.3 million for the quarter ended September 30, 2006 reflects total R&D expenditures of $9.3 million less MedImmune’s reimbursement of approximately $1.0 million during the quarter. Research and development expense was $8.2 million in the third quarter of 2005. The expansion of clinical trials for IPI-504 and higher preclinical development expenses for IPI-504 and Hedgehog pathway inhibitors are expected to be the principal drivers of research and development expense going forward.

General and administrative expense was $2.5 million for the quarter ended September 30, 2006. This includes expenses associated with Infinity’s compliance with the Sarbanes-Oxley Act as well as one-time costs associated with the collaboration agreement with MedImmune. General and administrative expense was $1.4 million in the third quarter of 2005.

Conference Call on Tuesday, November 14, 2006 at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Tuesday, November 14, 2006 at 8:30 a.m. EST. Management will discuss the clinical data released on November 7 and being presented at the EORTC conference in Prague on Friday, November 10, as well as the company’s third quarter 2006 financial results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at www.ipi.com. Callers may participate in the call by dialing 800-565-5442 (domestic) and 1-913-312-1298 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the expectation that Infinty is well-positioned to drive forward its pipeline of anti-cancer agents and create substantial value for patients and stockholders; the efficacy, safety, and intended utilization of Infinity’s product candidates; the results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; future presentations of clinical data; the drivers of future research and development expense; and the expectation that Infinity will have cash to support its current operating plan through at least December 31, 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the combined company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, be approved for sale in any market or that, if approved, revenue from sales of such product will reach any specific level. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; decisions made by the ASH regarding the presentation of multiple myeloma data; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any products it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” that was filed as Exhibit 99.2 to Infinity’s current report on Form 8-K, as filed with the Securities and Exchange Commission on September 18, 2006. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors:	John Evans	Media:	Monique Allaire
	617.453.1254		617.453.1105
	John.Evans@ipi.com		Monique.Allaire@ipi.com

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and available-for-sale securities, current	$122,992,724	$10,945,928
Other current assets	40,309,956	1,589,515
Available for sale securities, long-term	2,416,730	—
Property and equipment, net	8,186,453	9,899,657
Other long-term assets	1,927,518	2,016,011

Total assets	$175,833,381	$24,451,111

Current liabilities	$28,163,344	$11,760,785
Deferred revenue, less current portion	68,229,167	—
Debt and other long-term liabilities	12,737,026	2,516,348
Total stockholders’ equity	66,703,844	10,173,978

Total liabilities and stockholders’ equity	$175,833,381	$24,451,111

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Collaborative research and development revenue	$5,997,358	$—	$9,534,803	$—
Operating expenses:
Research and development	8,267,227	8,169,668	26,770,193	22,534,858
General and administrative	2,453,456	1,407,836	5,811,807	4,107,488

Total operating expenses	10,720,683	9,577,504	32,582,000	26,642,346

Loss from operations	(4,723,325)	(9,577,504)	(23,047,197)	(26,642,346)
Other (expense)/income:
Interest expense	(551,094)	(186,835)	(905,148)	(617,718)
Interest and investment income	525,771	218,365	928,421	715,657

Net other (expense)/income	(25,323)	31,530	23,273	97,939

Net loss	($4,748,648)	($9,545,974)	($23,023,924)	($26,544,407)

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